Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday February 24, 2016		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Reports

Fourth Quarter and Full Year 2015 Results

Fourth Quarter and Full Year 2015 Financial Highlights:

•                  Revenues: $82.9 million for 4Q, $335.4 million for FY

•                  Adjusted EBITDA(1): $25.6 million for 4Q; $139.8 million for FY

•                  Operating income: $8.2 million including $4.3 million of transaction-related charges for 4Q; $78.6 million including $7.2 million of transaction-related charges for FY

•                  Net income attributable to ATN’s stockholders: $4.2 million, or $0.26 per diluted share for 4Q; $16.9 million, or $1.05 per diluted share for FY

•                  Full year cash flow from operating activities: $139.2 million

Beverly, MA (February 24, 2016) — ATN (NASDAQ: ATNI), today reported results for the fourth quarter and year ended December 31, 2015. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Fourth Quarter 2015 and Full Year 2015 Financial Results and Business Review

“Fourth quarter and full year 2015 performance reflected the key trends we have discussed over the past several quarters,” said Michael Prior, Chief Executive Officer. “Most notably, fourth quarter results from our U.S. wireless business were affected by the reduced rates we negotiated with our carrier customers in exchange for extended terms and other strategic considerations, with the ultimate objective of transitioning to a long-term outsourced network model.  We had projected that the greatest impact on revenues and profitability would occur in this seasonally slower period, when volume thresholds would reduce data rates to their lowest level of the year. Higher data traffic across our expanded network and the continued growth in our rural retail wireless business partially mitigated the effect of these lower rates on revenue, but in the aggregate did not improve margins.

“The sale of our Turks and Caicos business in early 2015 negatively impacted international wireless revenue comparisons, but positively affected EBITDA comparisons.  In addition, we continued to focus on margin improvement in our USVI operations and to invest in our Guyana operations including rebranding, opening new retail stores and making several operational and business support system enhancements.

“Full year 2015 results demonstrated solid execution across several of our strategic objectives,” Mr. Prior continued.  “We successfully implemented plans to secure the long term value of our domestic wholesale wireless business by providing cost efficient rate plans to our larger carrier customers in exchange for extended term contracts that provide us greater visibility on projected cash flows as well as other strategic benefits to enhance the business and the value of our relationships.  We took action to optimize our international wireless portfolio by divesting an unprofitable operation and investing to improve the performance in another; and we put a portion of our significant balance sheet capacity to work as we executed agreements to acquire businesses that we believe will be quickly accretive and will significantly enhance our competitive position in two of our markets,” concluded Mr. Prior.

Fourth quarter 2015 revenues were $82.9 million, 6% below the $88.5 million reported for the fourth quarter of 2014.  The decline resulted from a reduction in U.S. wireless revenues and a reduction of international wireless revenues due to the sale of our Turks and Caicos business, partially offset by incremental revenues from the Company’s renewable energy business, acquired in late 2014.

Adjusted EBITDA(1) for the fourth quarter was $25.6 million, a 28% decrease over the $35.7 million reported for the 2014 fourth quarter.  Fourth quarter Adjusted EBITDA(1) results in the U.S. Wireless business reflected lower revenues along with increased operating expenses related to expanded network coverage and the cost to maintain multiple technologies utilized to support the rapid growth in data traffic volume.

Operating income for the fourth quarter was $8.2 million, down 58% compared to last year’s $19.6 million in the same period mostly due to the reduction in U.S. Wireless revenue and the increased cost of expanded network coverage, and increased transaction-related charges of $4.3 million, which were largely related to our evaluation of renewable energy investment opportunities.  Operating income comparisons were favorably impacted by the addition of the renewable energy business and the sale of the Turks and Caicos business in 2015.

Net income attributable to ATN’s stockholders for the fourth quarter was $4.2 million or $0.26 per diluted share, a decrease from the $12.6 million or $0.79 per diluted share reported in last year’s fourth quarter.

Full year revenues were $355.4 million, 6% above the $336.3 million reported for the full year 2014.  Adjusted EBITDA(1) was $139.8 million for both the full year of 2015 and 2014.  Operating income was $78.6 million, down 8% compared to last year’s $85.6 million.  Full year net income attributable to ATN’s stockholders was $16.9 million or $1.05 per diluted share compared with $48.2 million or $3.01 per diluted share in the prior year.  Net income attributable to ATN’s stockholders for the full year 2015 included a $19.9 million loss related to the deconsolidation of the non-controlling interest from the sale of our holdings in Turks and Caicos.  Excluding this one-time loss on deconsolidation, net income attributable to ATN’s stockholders(2) was $36.9 million, or $2.29 per diluted share.

Acquisition Update

In October 2015, ATN announced it had entered into an agreement to acquire a controlling interest in KeyTech Bermuda, a provider of data, video and voice services in Bermuda and the Cayman Islands. The transaction is currently awaiting regulatory approval and is expected to close by the end of the first quarter of 2016. The KeyTech transaction is expected to contribute incremental annual revenues of $80 - $90 million for the first year of operations.

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

(2) See Table 5 for reconciliation of Net income Attributable to ATN Stockholders to Net Income Attributable to ATN Stockholders Excluding Loss on Deconsolidation

Also in October 2015, ATN announced the entry into an agreement to acquire the Innovative group of companies, operators of cable TV, internet and landline telecom services primarily in the U.S. Virgin Islands. When combined together with its existing Choice subsidiary, the combined company is expected to have aggregate annual revenues of $110 million and EBITDA margins between 20% and 25% for the first year of operations, exclusive of one-time integration and transaction expenses. While the waiting period for the Hart-Scott Rodino Act has expired, we are currently awaiting other regulatory approvals and the transaction is expected to close by mid-2016.

“Looking ahead,” Mr. Prior noted, “we expect 2016 to be a pivotal year for the Company, as we continue to transition the domestic wireless business, complete and consolidate the pending telecom acquisitions, and explore additional growth opportunities, including in the distributed generation solar sector. For full year 2016, we expect U.S. wireless business revenues of $140 million to $150 million and an EBITDA margin of 50% to 55% for this business, with lower year-on-year comparisons beginning in the second quarter of the year. This reflects the projected decline in data usage rates partially offset by volume gains, but does not contemplate any significant expansion in our network coverage. Overall, consolidated results for 2016 are expected to benefit from the pending acquisitions and potential improvements in our international wireless business, and our continued strong cash flow in 2015 added to our already substantial balance sheet capacity, even after taking into consideration the over $100 million we invested into the renewables sector a little more than a year ago.  Further,” Mr. Prior concluded, “we believe that we have significant resources to invest beyond the capital required to fund the anticipated close of the pending transactions, and that our growth trajectory in 2016 and beyond will be based largely on identifying and capitalizing on new investment opportunities.”

Fourth Quarter 2015 Operating Highlights

U.S. Wireless

U.S. wireless revenues consist of voice and data revenues from the Company’s wholesale roaming operations and the Company’s smaller retail operations.  Total U.S. wireless revenues were $32.4 million in the fourth quarter of 2015, a decrease of 24% from the $42.9 million reported in the fourth quarter of 2014.  This decrease was the result of significantly reduced wholesale rates offsetting data traffic growth, network expansions and retail revenue growth. The decline in wholesale rates is partly due to traffic volumes achieving certain annual contractual pricing tier reductions in the fourth quarter, which will reset in the first quarter of 2016, and also rate decreases that started at the beginning of 2015.  Wholesale data revenues accounted for 59% of U.S. wireless revenues in the 2015 fourth quarter and 71% in the 2014 fourth quarter, as wholesale price decreases and retail revenue growth outpaced the growth in wholesale traffic volume.  The Company ended the fourth quarter of 2015 with 812 domestic base stations in service compared to 764 at the end of last year’s fourth quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from operations in Bermuda and the Caribbean. International wireless revenues were $19.9 million, a decrease of 8% from the $21.5 million reported in the fourth quarter of 2014, mostly as a result of the sale of our Turks and Caicos operations in the first quarter of 2015.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, integrated voice and data and wholesale transport operations in New England and New York State, and domestic and international wholesale and retail long-distance voice services.  Wireline revenues were $22.0 million, up 5% from $20.9 million in the fourth quarter of 2014, resulting mainly from increases in residential and business data revenues in Guyana.

Renewable Energy

Renewable energy revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects.  For the fourth quarter of 2015, revenues from our renewable energy business were $5.4 million, consistent with the first three quarters of 2015.

Reportable Operating Segments

The Company has five reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (iv) U.S. Wireline; and (v) Renewable Energy, which provides distributed generation solar power to corporate, utility and municipal customers in the United States.  Beginning in the first quarter of 2016, the Company plans to consolidate into three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy, consistent with how management began to view the structuring and managing of business operations in 2016.  Financial data on our reportable operating segments for the three months ended December 31, 2015 and 2014 are as follows (in thousands):

For the three months ended December 31, 2015:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Total Revenue	$33,071	$22,892	$15,311	$6,233	$5,409	$—	$82,916
Adjusted EBITDA	15,626	7,414	4,513	84	3,800	(5,849)	25,588
Operating Income (Loss)	11,197	4,193	2,561	(852)	(1,317)	(7,601)	8,181

For the three months ended December 31, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Total Revenue	$43,319	$21,906	$16,720	$6,117	$449	$—	$88,511
Adjusted EBITDA	29,295	8,631	3,698	49	384	(6,395)	35,662
Operating Income (Loss)	25,362	4,334	837	(1,157)	(2,218)	(7,596)	19,562

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2015 were $392.0 million.  In addition, the Company held $6.3 million of restricted cash primarily related to our renewable energy business.  Net cash provided by operating activities was $139.2 million for the full year 2015, compared with net cash provided by operating activities of $78.0 million for the full year 2014.  The increase was due to significant prior year cash income tax payments associated with the sale of a business and other current year changes in working capital.  Capital expenditures were $64.8 million for the full year 2015, and the Company expects full year 2016 capital expenditures to be mostly for the telecom businesses and to be in the range of $60.0 million to $70.0 million, not including any pending acquisitions.

Conference Call Information

ATN will host a conference call on Thursday, February 25, 2016 at 10:00 a.m. Eastern Time (ET) to discuss its 2015 fourth quarter and 2015 year-end results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 50571141. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, February 25, 2016.

About ATN

ATN (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; (14) our ability to realize the value that we believe exists in our businesses; and (15) our ability to receive requisite regulatory consents and approvals and satisfy other conditions needed to complete our proposed acquisitions. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$392,045	$326,216
Restricted cash	824	39,703
Assets of discontinued operations	—	175
Other current assets	75,623	85,280

Total current assets	468,492	451,374

Long-term restricted cash	5,477	5,475
Property, plant and equipment, net	373,503	369,582
Goodwill and other intangible assets, net	90,043	91,080
Other assets	7,489	7,519

Total assets	$945,004	$925,030

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,284	$6,083
Taxes payable	9,181	5,667
Liabilities of discontinued operations	—	1,247
Other current liabilities	68,890	91,072

Total current liabilities	84,355	104,069

Long-term debt, net of current portion	26,575	32,794
Deferred income taxes	45,406	30,366
Other liabilities	26,944	19,619

Total liabilities	183,280	186,848

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	680,299	677,222
Non-controlling interests	81,425	60,960

Total equity	761,724	738,182

Total liabilities and stockholders’ equity	$945,004	$925,030

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
U.S. wireless	$32,397	$42,887	$155,390	$153,040
International wireless	19,866	21,522	81,652	88,650
Wireline	21,988	20,941	86,485	85,284
Renewable energy	5,409	—	21,040	—
Equipment and other	3,256	3,161	10,802	9,373
Total revenue	82,916	88,511	355,369	336,347

Operating expenses:
Termination and access fees	20,727	19,233	81,928	77,888
Engineering and operations	10,460	9,094	37,244	30,954
Sales, marketing and customer service	5,680	5,723	21,466	21,664
Equipment expense	4,905	4,400	14,997	13,338
General and administrative	15,556	14,399	59,890	52,734
Transaction-related charges	4,330	2,618	7,182	2,959
Depreciation and amortization	13,077	13,482	56,890	51,234
Gain on disposal of long-lived assets	—	—	(2,823)	—
Total operating expenses	74,735	68,949	276,774	250,771

Operating income	8,181	19,562	78,595	85,576

Other income (expense):
Interest income (expense), net	(439)	(200)	(2,592)	(420)
Loss on deconsolidation of subsidiary	—	—	(19,937)	—
Other income (expense)	21	710	135	1,012
Other income (expense), net	(418)	510	(22,394)	592

Income from continuing operations before income taxes	7,763	20,072	56,201	86,168
Income tax expense (benefit)	1,482	5,688	24,137	28,148

Income from continuing operations	6,281	14,384	32,064	58,020

Gain on disposal of discontinued operations, net of tax	702	1,102	1,092	1,102

Net income	6,983	15,486	33,156	59,122

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,799)	(2,854)	(16,216)	(10,970)
Net income attributable to non-controlling interests, net	(2,799)	(2,854)	(16,216)	(10,970)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$4,184	$12,632	$16,940	$48,152

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.22	$0.72	$0.99	$2.96
Gain on disposal of discontinued operations	0.04	0.07	0.07	0.07
Net income	$0.26	$0.79	$1.06	$3.03

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.22	$0.72	$0.98	$2.94
Gain on disposal of discontinued operations	0.04	0.07	0.07	0.07
Net income	$0.26	$0.79	$1.05	$3.01

Weighted average common shares outstanding:
Basic	16,061	15,923	16,022	15,898
Diluted	16,179	16,049	16,142	16,014

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year ended December 31,
	2015	2014

Net income	$33,156	$59,122
Gain on sale of discontinued operations	(1,092)	(1,102)
Depreciation and amortization	56,890	51,234
Stock-based compensation	4,975	4,323
Loss on deconsolidation of subsidiary	19,937	—
Gain on disposal of long-lived assets	(2,823)	—
Change in prepaid and accrued income taxes	9,478	(18,270)
Change in other operating assets and liabilities	(1,230)	(14,285)
Other non-cash activity	19,789	1,677

Net cash provided by operating activities of continuing operations	139,080	82,699
Net cash provided by (used in) operating activities of discontinued operations	158	(4,719)
Net cash provided by operating activities	139,238	77,980

Capital expenditures	(64,753)	(58,300)
Acquisition of business net of operating cash acquired of $6,571	(11,968)	(50,361)
Change in restricted cash	38,877	38,707
Restricted cash from acquisition of business	—	(5,884)
Proceeds from disposition of long-lived assets	5,873	1,371

Net cash used in investing activities	(31,971)	(74,467)

Principal repayments of term loans	(6,017)	—
Dividends paid on common stock	(19,070)	(17,488)
Distributions to non-controlling interests	(16,514)	(16,331)
Other	163	(85)

Net cash used in financing activities	(41,438)	(33,904)

Net change in cash and cash equivalents	65,829	(30,391)

Cash and cash equivalents, beginning of period	326,216	356,607

Cash and cash equivalents, end of period	$392,045	$326,216

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2014 and 2015

	Three Months Ended December 31, 2014
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$12,632
Net income attributable to non-controlling interests, net of tax							2,854
Gain on disposal of discontinued operations, net of tax							(1,102)
Income tax benefit							5,688
Other expense							(710)
Interest expense, net							200
Operating income (loss)	$25,362	$4,334	$837	$(1,157)	$(2,218)	$(7,596)	$19,562
Depreciation and amortization	3,933	4,297	2,861	1,206	$105	1,080	13,482
Transaction-related charges	—	—	—	—	$2,497	121	2,618
Adjusted EBITDA	$29,295	$8,631	$3,698	$49	$384	$(6,395)	$35,662

	Three Months Ended December 31, 2015
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$4,184
Net income attributable to non-controlling interests, net of tax							2,799
Gain on disposal of discontinued operations, net of tax							(702)
Income tax expense							1,482
Other income							(21)
Interest expense, net							439
Operating income (loss)	$11,197	$4,193	$2,561	$(852)	$(1,317)	$(7,601)	$8,181
Depreciation and amortization	4,429	3,221	1,952	936	1,207	1,332	13,077
Transaction-related charges	—	—	—	—	3,910	420	4,330
Adjusted EBITDA	$15,626	$7,414	$4,513	$84	$3,800	$(5,849)	$25,588

Reconciliation of Net Income to Adjusted EBITDA for the Years Ended December 31, 2014 and 2015

	Year Ended December 31, 2014
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$48,152
Net income attributable to non-controlling interests, net of tax							10,970
Gain on disposal of discontinued operations, net of tax							(1,102)
Income tax expense							28,148
Other income							(1,012)
Interest expense, net							420
Operating income (loss)	$89,187	$19,628	$9,046	$(3,668)	$(2,218)	$(26,399)	$85,576
Depreciation and amortization	14,345	17,408	10,671	4,725	105	3,980	51,234
Transaction-related charges	—	—	—	—	2,497	462	2,959
Adjusted EBITDA	$103,532	$37,036	$19,717	$1,057	$384	$(21,957)	$139,769

	Year Ended December 31, 2015
	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$16,940
Net income attributable to non-controlling interests, net of tax							16,216
Gain on disposal of discontinued operations, net of tax							(1,092)
Income tax expense							24,137
Other income							(135)
Loss on deconsolidation of subsidiary							19,937
Interest expense, net							2,592
Operating income (loss)	$78,357	$15,738	$12,462	$(3,898)	$6,720	$(30,784)	$78,595
Depreciation and amortization	17,605	16,470	8,413	4,635	4,820	4,947	56,890
Gain on disposal of long-lived assets	(2,823)						(2,823)
Transaction-related charges	—	—	—	—	4,007	3,175	7,182
Adjusted EBITDA	$93,139	$32,208	$20,875	$737	$15,547	$(22,662)	$139,844

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended December 31, 2014 and 2015

Three Months Ended December 31, 2014

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$12,632

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$12,632

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.79

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.79

Three Months Ended December 31, 2015

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$4,184

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$4,184

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.26

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.26

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Year Ended December 31, 2014 and 2015

Year Ended December 31, 2014

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$48,152

Adjustments: None	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$48,152

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$3.01

Adjustments: None	—

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$3.01

Year Ended December 31, 2015

Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$16,940

Loss on deconsolidation of subsidiary	19,937

Income tax expense adjustment	—

Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$36,877

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$1.05

Adjustment for loss on deconsolidation	1.24

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$2.29